Exhibit 99.1

April 16, 2024

Securities and Exchange Commission

Division of Corporation Finance

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re:	Games Global Limited Registration Statement on Form F-1 Filed April 16, 2024 CIK No. 0002007329 Application for Waiver of Requirements of Form 20-F, Item 8.A.4

Ladies and Gentlemen:

I am the Chief Financial Officer of Games Global Limited, a limited company incorporated under the laws of Isle of Man (the “Company”). In connection with a proposed initial public offering of the Company’s ordinary shares, nominal value £0.000001 per share (“Ordinary Shares”), we hereby respectfully request that the U.S. Securities and Exchange Commission (the “Commission”) waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering (“IPO”), the Registration Statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a waiver is obtained. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

Because the Company’s audited financial statements for the year ended March 31, 2024 will not be available until approximately July 2024, at the time of the initial public filing by the Company with the Commission of its Registration Statement on Form F-1 (the “Registration Statement”) on April 16, 2024, the Registration Statement does not satisfy Item 8.A.4 of Form 20-F, which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, because it contains only audited financial statements for the two years ended March 31, 2023 and 2022 and unaudited financial statements for the nine months ended December 31, 2023 and 2022, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Additionally, the Company may need to make at least one amendment to the Registration Statement after the date hereof and prior to the availability of the audited financial statements for the year ended March 31, 2024 containing the same financial statements as those that are contained in its filing of the Registration Statement made on the date hereof.

The Company is therefore submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-month age of financial statements requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.”

See also the Commission’s November 1, 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) at Section III.B.c, in which the Commission notes:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

In connection with this request, on behalf of the Company, I represent to the Commission that:

1.	The Company is not currently a public reporting company in any other jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under IFRS or any other generally accepted auditing standards for any interim period.

3.	Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the year ended March 31, 2024 will be available until July 2024.

5.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

We are filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact Justin Stock of Cooley LLP at +44 20 7556 4260, David Peinsipp of Cooley LLP at +1 415 693 2177, or Courtney Thorne of Cooley LLP at +1 617 937 2318 if you have any questions regarding the foregoing or if we can provide any additional information.

Very truly yours,

/s/ Timothy Mickley
Timothy Mickley
Chief Financial Officer